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                                                                     Exhibit 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                          PACIFIC MERCANTILE BANCORP

     Raymond E. Dellerba and Barbara Palermo hereby certify that:

     1. They are the President and Secretary, respectively, of Pacific Mercantile Bancorp, a California corporation (the "Corporation").

     2. The first paragraph of Article III of the Articles of Incorporation of this Corporation is amended to read, in its entirety, as follows:

                 "The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares that this Corporation is authorized to issue is twenty-two million (22,000,000) shares; twenty million (20,000,000) shares shall be Common Stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share."

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing Amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares is 6,332,020 shares of Common Stock. The number of those shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     Each of the undersigned declares under penalty of perjury that the matters set forth in this Certificate are true of his or her own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Articles of Incorporation in Newport Beach, California on May 31, 2001.

                                 /s/  RAYMOND E. DELLERBA
                                 ------------------------------
                                 Raymond E. Dellerba, President


                                 /s/  BARBARA PALERMO
                                 ------------------------------
                                 Barbara Palermo, Secretary